                                                                    Exhibit 12.3

                                                    PARKER-HANNIFIN CORPORATION
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (IN THOUSANDS)
                                                 NINE MONTHS
                                               ENDED MARCH 31,                           FISCAL YEAR ENDED JUNE 30,
                                              1998         1997           1997         1996         1995         1994         1993
                                            ---------------------       ------------------------------------------------------------
EARNINGS
--------

Income from continuing operations before
 income taxes                               $363,792     $281,602       $424,867     $374,479     $348,407     $112,449     $108,066

Add:
 Interest on indebtedness, exclusive of
  interest capitalized in accordance
  with FASB #34 and interest on ESOP
  loan guarantee                              36,797       35,861         46,373       35,665       28,884       34,687       43,055

 Amortization of deferred loan costs             234          214            286          146          128          297          237

 Portion of rents representative of
  interest factor                              8,326        7,475         11,102        9,966        8,791        7,157       10,299

 Equity share of losses of companies
  for which debt obligations are not
  guaranteed                                     593        1,210          1,327          513          392        1,359        1,566

 Amortization of previously capitalized
  interest                                       221          202            220          219          216          217          206
                                            ---------------------       ------------------------------------------------------------
                        Income as adjusted  $409,963     $326,564       $484,175     $420,988     $386,818     $156,166     $163,429
                                            =====================       ============================================================


FIXED CHARGES
-------------

Interest on indebtedness, exclusive of
 interest capitalized in accordance
 with FASB #34 and interest on ESOP
 loan guarantee                             $ 36,797     $ 35,861       $ 46,373     $ 35,665     $ 28,884     $ 34,687     $ 43,055

Capitalized interest                           1,368          247            272          538          283          298           32

Amortization of deferred loan costs              234          214            286          146          128          297          237

Portion of rents representative of
 interest factor                               8,326        7,475         11,102        9,966        8,791        7,157       10,299
                                            ---------------------       ------------------------------------------------------------
                             Fixed charges  $ 46,725     $ 43,797       $ 58,033     $ 46,315     $ 38,086     $ 42,439     $ 53,623
                                            =====================       ============================================================

RATIO OF EARNINGS TO FIXED CHARGES             8.77x        7.46x          8.34x        9.09x       10.16x        3.68x        3.05x
----------------------------------
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